Exhibit 99.1

El Paso Electric www.epelectric.com

NEWS RELEASE

For Immediate Release	Date: October 23, 2006

Contacts:

Media: Teresa Souza, 915-543-5823

Analysts: Rachelle Williams, 915-543-2257

El Paso Electric Reaches Settlement Agreement

with Texas Attorney General

As previously disclosed, El Paso Electric (EPE) entered into a rate agreement with the City of El Paso (the City) on July 21, 2005 (the Rate Agreement). Pursuant to the terms of the Rate Agreement, EPE and the City agreed that EPE would credit to its Texas customers 25% of Texas jurisdictional off-system sales margins and wheeling revenues and that EPE would retain 75% of such margins and revenues. The sharing mechanism is tied to the rate freeze which expires June 30, 2010 subject to five-year extensions upon request by EPE and consent by the City. This sharing provision of the Rate Agreement requires a variance to the substantive rules of the Public Utility Commission of Texas (PUCT), and EPE sought PUCT approval of the sharing provision of the Rate Agreement in PUCT Docket No. 32289 filed on January 17, 2006. On July 31, 2006, EPE, the PUCT staff, the City and a large industrial customer filed a non-unanimous stipulation with the PUCT which supported the requested off-system margin sharing and extended the rate freeze and earnings sharing provisions of the Rate Agreement to Texas customers outside the City (the Stipulation). If the PUCT does not approve the sharing provisions of the Rate Agreement, EPE and the City have agreed to negotiate in good faith to amend the agreement to achieve a similar economic result to the parties.

On October 17, 2006, EPE entered into a settlement agreement (the Settlement Agreement) with the Office of the Attorney General of the State of Texas (the State) regarding PUCT Docket No. 32289. Under the terms of the Settlement Agreement, the State agreed that it would not oppose the Rate Agreement or the Stipulation. EPE agreed that, upon expiration of the Rate Agreement on June 30, 2010, EPE would credit to its Texas customers 90% of Texas jurisdictional off-system sales margins. This provision is not binding on the PUCT or other settling parties. Further, after the expiration of the Rate Agreement, EPE agreed that it will begin treating its wheeling expenses and revenues associated with non-native load in a manner

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

consistent with then-existing PUCT rules and other substantive and procedural law. In addition, EPE agreed that, upon the expiration of the Rate Agreement, it would file a full base rate case with the PUCT and the applicable cities having original rate jurisdiction if requested to do so by the PUCT staff, the City, the State or the Texas Office of Public Utility Counsel. EPE also retained the right to voluntarily file a full base rate case. EPE currently anticipates that it will need base rate relief in that time frame.

The PUCT conducted a hearing in Docket No. 32289 on October 18, 2006, and no parties filed any opposition to EPE’s request for PUCT approval of the sharing provisions of the Rate Agreement. EPE expects a decision from the PUCT in this docket in December 2006 or January 2007. EPE is unable to predict how the PUCT will rule in this matter.

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 347,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. EPE has a net installed generation capacity of approximately 1,500 MW. EPE’s common stock trades on the New York Stock Exchange under the symbol EE.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EPE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) disallowance of the retention of 75% of off-system sales margins by the PUCT; (v) unanticipated increased costs associated with scheduled and unscheduled outages; (vi) the cost of replacing steam generators for Palo Verde Unit 3 and other costs at Palo Verde; (vii) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (viii) deregulation of the electric utility industry; (ix) reduced wholesale margins; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xii) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EPE; (xiii) a possible reduction in the reliability of our service and possible added expense in the event of a strike by, or lock out of, our union employees; and (xiv) other factors detailed by EPE in its public filings with the Securities and Exchange Commission. EPE’s filings are available from the Securities and Exchange Commission or may be obtained through EPE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. EPE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EPE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960